Exhibit 99.2

Destination Maternity

Third Quarter Fiscal 2017

Results Conference Call

12/07/17

David L. Courtright, Senior Vice President & Chief Accounting Officer:

Thank you, operator. Good morning everyone, and welcome to Destination Maternity’s third quarter fiscal 2017 earnings call. The earnings release that was disseminated this morning is available on the investor section of our website. Additionally, we will file our 10-Q today with the SEC.

The earnings release contains definitions of various financial terms, as well as reconciliations of certain non-GAAP financial measures, we will be discussing in today’s call. If non-GAAP financial information is provided on this call, a reconciliation of the non-GAAP information to the most comparable GAAP financial measure is available in our press release.

This call will include certain forward-looking statements within the meanings of the federal securities laws. These statements relate to expectations, beliefs, projections, trends, and other matters that are not historical facts, and are subject to risks and uncertainties that might affect future events or results. Descriptions of these risks are set forth in the Company’s SEC filings.

Also, I would like to remind you that today’s call cannot be reproduced in any form without the expressed written consent of Destination Maternity.

Joining me on the call today is Allen Weinstein, our interim Chief Executive Officer, David Stern, our Executive Vice President & Chief Financial Officer, and Ronald Masciantonio, our Executive Vice President & Chief Administrative Officer. Allen will open with an overview of the quarter followed by additional commentary by Dave on our financial results. Afterward, Allen, Dave and Ron will be available to take your questions. It is now my pleasure to turn the call over to Allen.

Allen Weinstein, Interim Chief Executive Officer

Thank you, Dave, and good morning to all. I am happy to speak to you today to update you on our progress since I stepped in as interim CEO about three months ago.

First, I am excited to share some encouraging recent operating results with you:

•	We are seeing continued improvement in both the stores and e-commerce channels. For Q3, our comparable sales were up 1%, versus a down 3% in Q2, on the strength of a 54% increase in e-commerce sales partially offset by a down 8% in stores. So far in Q4 our comparable sales are up 9% with e-commerce sales of up 71%, partially offset by a down 6% in stores.

So, we are making improvement, but we have much work to be done.

As for my initial observations: we have a strong team and a solid infrastructure on which to grow, with many opportunities to improve our operations and performance.

Since joining in early September, I have been working closely with the entire team in stores, in our distribution center and in our corporate office. I am confident we have depth of talent at every level of the Company, all focused on improving our business.

Importantly, the investments made over the last few years have established a solid foundation upon which to grow. Some are:

•	Our new websites, built on the Demandware platform and operated and supported expertly by our team, are allowing us to drive results in the digital channel that are exceeding even our loftiest expectations;

•	We have excellent facilities including a state-of-the-art and flexible distribution center which was built to service our business for today and in years to come; and

•	The investments in the planning and allocation organization and the JDA allocation tool will help us better match inventory to store and web demand and will also provide valuable information to help us make improved buying decisions.

With a strong team and a solid foundation upon which to build, we are already making good progress on many opportunities. I would like to give you a flavor of some of these opportunities, how we are attacking them, and the progress we have made to date.

First, we have identified and acted on important Organizational and Process Improvements. Over time our Company became too complicated, bureaucratic, and slow to act. Immediately upon my arrival, and with the support of the entire management team and our Board, we took quick action to streamline our organizational structure and business processes. We will continue to improve and simplify the manner in which we operate so that Destination Maternity can evolve into a more nimble and efficient organization. These actions included delayering management in our corporate office and changes to our field organization, as well as the implementation of many process changes across the Company. Apart from the operational benefits, which should yield better results, these changes will deliver approximately $10 million in run-rate savings beginning in fiscal year 2018.

We have also identified opportunity to drive improved sales results across all our channels. Overall our goal is to make great product available to our customer wherever, whenever and however she chooses to shop, whether that be online, or in store.

Starting with e-commerce: The investments we have made in our e-commerce platform this year have generated significant positive momentum, as evidenced by the channel’s 54% rise in comparable sales for the third quarter and even higher growth in Q4 so far. Our customer is responding well to the online merchandise offering as well as the new platform, especially the mobile presentation of our sites which have shown significant growth both in importance and conversion since launch. We expect continued momentum in online sales and we will continue to invest in our digital platform, its functionality, content, and our team. We believe the future of our Company is heavily dependent on our ability to compete online.

Our stores channel is also central to our success and is, in fact, an important differentiator in an increasingly digital environment. We believe a store presence is very important for the maternity customer, particularly the first-time mom, who may be uncertain of her sizing while pregnant and who can benefit from the expert guidance of our knowledgeable team members. While performance in the stores channel has been challenging so far this year, we believe we can improve performance through operational changes as well as developing greater connectivity between the stores and e-commerce allowing a renewed focus on the customer. We are also encouraged by the recent comparable store sales trend in Q4 to-date which has improved by 200 basis points to down 6%, versus the down 8% for Q3. That said, we know we have much room for improvement and much work to do.

We are focusing our store efforts on driving traffic and improving conversion. As to traffic, we are strengthening our promotions and marketing to better meet the needs and expectations of our customers. We have also worked to reduce in-store tasks to enable our store team members to focus more on providing excellent customer service. For example, we have recently streamlined the communications to our stores, reduced the frequency and timing of floor sets, and altered the shipping cadence to stores. We expect these initiatives will free up our store team members to focus on serving the customer better.

It is also imperative that we build from our strength in the digital channel by continuing to maximize the connectivity between our digital and store channels, creating a seamless retail experience with a high level of personal service for our customers. In Q3 we furthered this strategy by successfully expanding ship-from-store fulfillment to all Company stores. As a next step we will roll out buy-online-pick-up-from store by the end of January, and we look forward to implementing additional enhancements over time. We believe these initiatives will drive traffic to our stores and ultimately result in additional sales.

While we work to improve the business both online and in stores, we have the rare opportunity to modify our store network, including closing unprofitable stores. This ability to alter our fleet is fueled by our very liquid real estate portfolio. By the end of fiscal 2018, we have lease decision dates which will allow us to exit or re-negotiate terms on about 40% of our locations, and by the end of fiscal 2019 that opportunity extends to a total of 66% of all stores, or 330 of our 501 stores. This flexibility will allow us to evolve our business model to address customer demand.

In the Merchandising area, we are encouraged by the improvement in Q3 sales trend, particularly the Fall assortment. Compared to Fall selling a year ago, sales are stronger, sell-through is improved and we expect to exit Fall much cleaner than last year. In addition, where we added inventory to up trending categories the customer rewarded us with improved sales in line with our inventory investment.

We have identified several merchandising, planning and allocation focused opportunities, the majority of which will impact FY18, some of which are:

•	Better aligning our merchandising purchase plan with our financial plan which will optimize receipt flow and inventory levels and, therefore, improve sales and margin.

•	We are also working diligently to shorten our lead time for product development which will increase our ability to stay on trend.

•	We have changed our store shipping cadence to smooth weekly receipts and to deliver to stores earlier in the week. This will allow product to be received on the selling floor earlier and ahead of the busy weekends.

•	We are applying a more disciplined mark down cadence to allow us to clear product faster and more profitably; and finally

•	We have reduced major floor sets to limit tasking in stores and to enable a better customer experience, and we are confident we can do this without sacrificing the “freshness” of the presentation to our customer.

In summary, we are moving with urgency to improve our business from every angle and believe these initiatives and others will help us further solidify and expand Destination Maternity’s position in the marketplace and deliver long run sustained profitable growth for the benefit of all our shareholders.

I also wanted to provide a brief update on a couple key governance items:

As previously announced, our Board has been actively evaluating its composition and size. After significant study and engagement with stockholders, the Board has decided to add Board members with a focus on selecting diverse individuals who possess skills and experience which will help further our turnaround and guide our growth. Our Board is in the process of vetting many qualified individuals and we will expect to announce new appointments shortly.

As to our CEO search, the Board is working diligently to identify candidates and expects to continue that work into the new year. The Board is excited by the progress we have made in the past several months and expects such progress to continue.

I would now like to turn the call over to our CFO, David Stern, for the financial update. Dave?

David Stern, Executive Vice President & Chief Financial Officer

Thank you, Allen, and good morning to everyone on the call.

This morning I will review our fiscal 2017 Third Quarter results and key items on our balance sheet and cash flow.

Sales for the third quarter were $96.4 million, a decline of $6.2 million, or 6.1% from the comparable quarter last year. This decrease in sales was primarily driven by the wind down of a licensed brand relationship in the prior year and the net closure of 25 stores over the past twelve months. This was partially offset by an increase in comparable retail sales of 1.1%, which reflects the net effect of a 54.3% increase in e-commerce sales and an 8.3% decrease in comparable brick and mortar sales.

Gross margin for the third quarter was 52.8%, a decrease of 10 basis points from the comparable quarter last year. This was primarily driven by an increase in web promotional activity, which was largely offset by the exit from prior leased and licensed brand relationships, which historically generated lower than average gross margins. Gross profit for the third quarter was $50.9 million, a decline of $3.4 million, or 6.2% from the comparable quarter last year.

Selling, general & administrative expenses for the third quarter were $53.2 million, a decline of $1.4 million, or 2.5%, from the comparable quarter last year. The decline in SG&A was primarily driven by lower occupancy expense and reduced employee costs, partially offset by additional freight and marketing spend to drive incremental web growth. However, as a percentage of sales, SG&A increased by 200 basis points to 55.2%.

Adjusted EBITDA before other charges for the third quarter was $2.0 million, a decrease of $2.7 million from the comparable quarter last year.

The net loss for the third quarter was $7.5 million, or $0.55 per share, compared to a net loss for the third quarter of fiscal 2016 of $1.5 million, or $0.11 per share.

Adjusted net loss was $2.7 million, or $0.20 per share, compared to adjusted net loss of $1.2 million, or $0.09 per share, for the third quarter of fiscal 2016.

I will now turn to our year-to-date results through the third quarter.

Sales for the first nine months ended October 28, 2017 were $301.1 million, a decline of $32.4 million, or 9.7% from the comparable period last year. This decline in sales was primarily driven by a decrease in comparable sales of 3.5%, which reflects the result of a decrease in brick and mortar comparable sales of 9.9%, partially offset by an increase in e-commerce sales of 33.7%. Additionally, sales were negatively impacted by the previously referenced net decrease in store count, as well as reduced leased department relationships, and exiting our licensed brand relationship.

Gross margin for the first nine months of 2017 was 53.4%, an increase of 50 basis points from the comparable period last year. The improvement in gross margin was primarily driven by reduced product costs and the exit from the leased department and licensed relationships, which generated lower than average gross margins. Gross profit for the first nine months was $160.9 million, a decrease of $15.5 million, or 8.8%, from last year. The decline in gross profit was driven by reduced sales partially offset by the increased gross margin.

Selling, general & administrative expenses for the first three quarters of 2017 were $161.7 million, a decrease of $8.3 million, or 4.9% from the comparable period last year. The decline in SG&A was primarily driven by reduced employee costs and lower occupancy expense, partially offset by increased marketing spend and freight to support the web growth. However, as a percentage of sales, SG&A increased 270 basis points to 53.7%.

Adjusted EBITDA before other charges and effect of change in accounting principle for the first nine months of 2017 was $12.5 million, a decrease of $8.7 million from the comparable period last year.

Net loss for the first nine months of fiscal 2017 was $11.4 million, or $0.83 per share, compared to net income of $26 thousand, or $0.00 per share, for the comparable period last year.

Adjusted net loss for the first nine months of fiscal 2017 was $5.2 million, or $0.38 per share, compared to adjusted net income of $1.3 million, or $0.09 per share, for the nine months ended October 29, 2016.

Turning now to the balance sheet:

At quarter end, Inventory was $73.9 million, an increase from the comparable period last year of $0.4 million, and Debt, net of cash, was $39.3 million, a decrease of $4.6 million from the comparable period last year.

Through the third quarter of 2017, we opened 7 stores and closed 21 stores for a net reduction of 14 retail stores. We ended the quarter with 501 retail stores.

Capital Expenditures for the third quarter of 2017 were $1.9 million, a reduction of $0.9 million from last year. Third quarter capital outlays were primarily the result of modest store investments, as we optimize our real estate portfolio, as well as investments in systems, primarily related to the new web platform. These investments represent a measured and revenue-focused approach to capital expenditures that we will continue as we move forward.

With that, I will turn the call back to the operator to initiate the question and answer portion of the call.

Following Questions:

Allen Weinstein, Interim Chief Executive Officer

Thank you for joining us today and we will talk with you again when we report our fourth quarter and full year results. We wish you a happy and safe holiday season. Thank you for joining the call.

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